Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. ANNOUNCES 5 MILLION SHARE

REPURCHASE PROGRAM

ATLANTA, GEORGIA, October 28, 2008: Rollins, Inc. (NYSE:ROL), a premier North American consumer and commercial services company, announced today that as part of the Company’s active management of equity capital, its Board of Directors today authorized the purchase of up to 5 million additional shares of the Company’s common stock. The Company plans to repurchase shares at times and prices considered appropriate by the Company. The share repurchase program announced today is in addition to the Company’s existing plan of which 464,091 shares remained available for repurchase as of September 30, 2008.

“Rollins, Inc., through its wholly owned subsidiaries, Orkin, Inc., PCO Services, HomeTeam Pest Defense, Western Pest Services, and The Industrial Fumigant Company has built a leading position in the pest control industry and has excellent growth opportunities and a healthy long-term financial outlook. This authorization enables us to continue the purchase of our shares when appropriate, which is an important benefit resulting from the Company’s strong balance sheet and our outstanding cash generation capabilities,” said Gary W. Rollins, President and Chief Executive Officer of Rollins, Inc.

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, Inc., PCO Services, HomeTeam Pest Defense, Western Pest Services, and The Industrial Fumigant Company, the Company provides essential pest control services and protection against termite damage, rodents and insects to over 2 million customers in the United States, Canada, Mexico, Central America, the Caribbean, the Middle East and Asia from over 500 locations. You can learn more about our subsidiaries by visiting our Web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.indfumco.com, and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

Statements in this press release regarding potential repurchases of Company common stock are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The timing and amount of future stock repurchases are subject to a number of uncertainties, including market conditions, the Company’s liquidity and financial position, and applicable laws and regulations.

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